Civeo Reports Second Quarter 2019 Results

HOUSTON and CALGARY, July 29, 2019 (BUSINESS WIRE) -- Civeo Corporation (NYSE:CVEO) today reported financial and operating results for the second quarter ended June 30, 2019.
Highlights include:

•	Delivered second quarter revenues of $122.2 million

•	Reported second quarter net loss of $15.3 million and Adjusted EBITDA of $26.5 million, with Adjusted EBITDA up 8% year-over-year

•	Completed the acquisition of Action Industrial Catering Pty Ltd, a provider of catering and managed services to the remote mining industry in Western Australia, on July 1, 2019

•	Awarded a four-year contract renewal from BHP Billiton Mitsui Coal Pty Ltd (“BMC”) to provide rooms and hospitality services from the Company's existing Coppabella and Nebo villages in Australia

•
Awarded a two-year contract renewal to provide rooms and hospitality services to a major oil sands producer at the Company's Fort McMurray Village and Grey Wolf lodges in Canada with take-or-pay revenues totaling approximately C$62 million

•	Completed the expansion of our Sitka Lodge from 646 rooms to approximately 1,100 rooms to support the LNG Canada project in Kitimat, B.C.

“During the second quarter, we generated improved year-over-year Adjusted EBITDA, up 8%. Our Australia business generated improved year-over-year revenues and Adjusted EBITDA as Bowen Basin activity, supported by current metallurgical coal prices, continued to improve. The U.S business continued to benefit from the repositioning of our well site assets to the Permian and Mid-Con regions in 2018, with Adjusted EBITDA up 30% on a year-over-year basis. Our second quarter Canadian results were down year-over-year due to lower year-over-year oil sands-related turnaround activity partially offset by increased LNG-related occupancy," stated Bradley J. Dodson, Civeo's President and Chief Executive Officer.

Mr. Dodson added, "We continue to focus on operational execution and winning work as opportunities present themselves. As a testament to this, we are pleased to announce a two-year contract renewal with one of our largest oil sands customers in Canada, as well as the previously announced contract renewal from BMC in Australia. These awards demonstrate our strong customer relationships and commitment to a quality service offering.”

Mr. Dodson concluded, “In July, we also completed the acquisition of Action Industrial Catering in Western Australia, an exciting milestone for our Australian business. This acquisition materially grows our business in Western Australia and provides a strategic entry point into the catering and managed services industry in Australia, underpinning our focus on pursuing opportunities that align with our core competencies and strategic direction."

Second Quarter 2019 Results
In the second quarter of 2019, Civeo generated revenues of $122.2 million and reported a net loss of $15.3 million, or $0.09 per share. The second quarter net loss included asset impairments in Australia totaling $5.5 million, or $0.03 per share. During the second quarter of 2019, Civeo produced operating cash flow of $3.6 million and Adjusted EBITDA of $26.5 million.
Overall, the second quarter of 2019 outperformed the second quarter of 2018 due to stronger results in Australia and the U.S. coupled with a reduction in SG&A primarily related to costs incurred in connection with the Noralta acquisition and lower share-based compensation.
By comparison, in the second quarter of 2018, Civeo generated revenues of $130.2 million and reported a net loss of $48.3 million, or $0.29 per share. The second quarter net loss was largely driven by the recognition of the accounting impact of a non-cash beneficial conversion feature on the outstanding preferred shares totaling $48.5 million, or $0.29 per share. During the second quarter of 2018, Civeo generated operating cash flow of $11.1 million and Adjusted EBITDA of $24.5 million.
(EBITDA is a non-GAAP financial measure that is defined as net income plus interest, taxes, depreciation and amortization, and Adjusted EBITDA is defined as EBITDA adjusted to exclude impairment charges and certain costs associated with Civeo's acquisition of Noralta. Please see the reconciliations to GAAP measures at the end of this news release.)
Business Segment Results
(Unless otherwise noted, the following discussion compares the quarterly results for the second quarter of 2019 to the results for the second quarter of 2018.)
Canada
During the second quarter of 2019, the Canadian segment generated revenues of $78.1 million, operating loss of $5.8 million and Adjusted EBITDA of $16.3 million, compared to revenues of $86.5 million, operating loss of $7.4 million and Adjusted EBITDA of $17.6 million in the second quarter of 2018. The second quarter of 2019 results reflect the impact of a weakened Canadian dollar relative to the U.S. dollar, which decreased revenues and Adjusted EBITDA by $2.8 million and $0.6 million, respectively.
On a constant currency basis, the Canadian segment experienced a 6% period-over-period decrease in revenues driven by a year-over-year decrease in maintenance and turnaround activity related to the continued impact of provincially imposed oil production curtailments. The decrease was partially offset by the improving contribution of LNG-related occupancy in British Columbia.

Canadian Adjusted EBITDA in the second quarter of 2019 was also positively impacted by $1.1 million of other income for proceeds from an insurance claim related to the closure of a lodge in 2018 for maintenance-related operational issues.

Earlier this month, Civeo was awarded a two-year contract renewal with a major oil sands producer at our Fort McMurray Village and Grey Wolf lodges in Canada. The contract includes a minimum room commitment, with take-or-pay revenues totaling C$62 million through 2021, with further potential upside based on room usage.
Australia
During the second quarter of 2019, the Australian segment generated revenues of $31.0 million, operating loss of $5.6 million and Adjusted EBITDA of $13.0 million, compared to revenues of $30.6 million, operating loss of $1.1 million and Adjusted EBITDA of $11.5 million in the second quarter of 2018. The second quarter of 2019 results reflect the impact of a weakened Australian dollar relative to the U.S. dollar, which decreased revenues and Adjusted EBITDA by $2.5 million and $1.0 million, respectively.
On a constant currency basis, the Australian segment experienced a 10% period-over-period increase in revenues driven by strong occupancy with billed rooms up 11% year-over-year primarily due to continued improvement in metallurgical coal activity across our Bowen Basin villages.
On July 1, 2019, Civeo acquired Action Industrial Catering, a provider of catering and managed services to the remote mining industry in Western Australia. The acquisition is immediately delevering to the Company's balance sheet, strengthens its presence in Western Australia, expands its service offering and provides Civeo access to the iron ore market.
U.S.
The U.S. segment generated revenues of $13.1 million, operating loss of $1.4 million and Adjusted EBITDA of $2.6 million in the second quarter of 2019, compared to revenues of $13.1 million, operating loss of $1.8 million and Adjusted EBITDA of $2.0 million in the second quarter of 2018. While year-over-year revenues were flat, the Adjusted EBITDA improvement was primarily driven by lower year-over-year relocation expenses for the well site business, which spent most of 2018 moving well site assets out of legacy northern markets into the Permian and Mid-Con regions.

Income Taxes
Civeo recognized an income tax benefit of $2.9 million, which resulted in an effective tax rate of 16.1%, in the second quarter of 2019. During the second quarter of 2018, Civeo recognized an income tax benefit of $23.4 million, which resulted in an effective tax rate of 101%.
Financial Condition
As of June 30, 2019, Civeo had total liquidity of approximately $33.2 million, consisting of $19.8 million available under its revolving credit facilities and $13.5 million of cash on hand.
Civeo’s total debt outstanding on June 30, 2019 was $405.3 million, a $21.8 million increase since March 31, 2019. The increase resulted primarily from a negative foreign currency translation impact of $8.2 million and capital expenditures related to the expansion of Sitka Lodge.
During the second quarter of 2019, Civeo invested $11.5 million in capital expenditures, up from $3.2 million during second quarter of 2018. The increase was primarily related to the recently completed expansion of its Sitka Lodge in Canada to support LNG Canada related contracts.
Third Quarter and Full Year 2019 Guidance
For the third quarter of 2019, Civeo expects Adjusted EBITDA of $30.0 million to $33.5 million and for the full year of 2019, Civeo expects Adjusted EBITDA of $95.0 million to $101.0 million.
Conference Call
Civeo will host a conference call to discuss its second quarter 2019 financial results today at 11:00 a.m. Eastern time. This call is being webcast and can be accessed at Civeo's website at www.civeo.com. Participants may also join the conference call by dialing (866)-548-4713 in the United States or (323)-794-2093 internationally and using the conference ID 8316888#. A replay will be available after the call by dialing (844) 512-2921 in the United States or (412) 317-6671 internationally and using the conference ID 8316888#.
About Civeo
Civeo Corporation is a leading provider of hospitality services with prominent market positions in the Canadian oil sands and the Australian natural resource regions. Civeo offers comprehensive solutions for lodging hundreds or thousands of workers with its long-term and temporary accommodations and provides food services, housekeeping, facility management, laundry, water and wastewater treatment, power generation, communications systems, security and logistics services. Civeo currently operates a total of 33 lodges and villages in Canada, Australia and the U.S., with an aggregate of approximately 33,000 rooms. Civeo is publicly traded under the symbol CVEO on the New York Stock Exchange. For more information, please visit Civeo's website at www.civeo.com.

Forward Looking Statements
This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements in this news release include the statements regarding Civeo’s future plans, priorities, contracted revenues and borrowing needs; growth opportunities and ability to adapt to market conditions; expectations about activity, market demand and commodity price environment in 2019; expected benefits of the agreement with LNG Canada and LNG-related activity and third quarter and full year 2019 guidance. The forward-looking statements included herein are based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the accommodations industry, risks associated with the level of supply and demand for oil, coal, iron ore and other minerals, including the level of activity and developments in the Canadian oil sands, the level of demand for coal and other natural resources from Australia, and fluctuations in the current and future prices of oil, coal, iron ore and other minerals, risks associated with currency exchange rates, risks associated with the Noralta acquisition, risks associated with the Action Industrial Catering acquisition, risks associated with the development of new projects, including whether such projects will continue in the future, and other factors discussed in the "Management’s Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" sections of Civeo’s annual report on Form 10-K for the year ended December 31, 2018 and other reports the Company may file from time to time with the U.S. Securities and Exchange Commission. Each forward-looking statement contained in this news release speaks only as of the date of this release. Except as required by law, Civeo expressly disclaims any intention or obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.

- Financial Schedules Follow -

CIVEO CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

Revenues	$122,153	$130,177	$230,703	$231,681

Costs and expenses:
Cost of sales and services	85,240	89,455	164,870	167,156
Selling, general and administrative expenses	12,530	21,821	28,626	38,335
Depreciation and amortization expense	30,996	34,270	61,778	65,034
Impairment expense	5,546	—	5,546	28,661
Other operating expense (income)	(103)	132	(168)	511
	134,209	145,678	260,652	299,697
Operating loss	(12,056)	(15,501)	(29,949)	(68,016)

Interest expense	(6,720)	(7,103)	(13,355)	(12,925)
Loss on extinguishment of debt	—	(748)	—	(748)
Interest income	22	18	49	76
Other income	1,055	252	4,033	2,511
Loss before income taxes	(17,699)	(23,082)	(39,222)	(79,102)
Income tax benefit	2,850	23,371	7,334	24,056
Net income (loss)	(14,849)	289	(31,888)	(55,046)
Less: Net income attributable to noncontrolling interest	—	122	—	244
Net income (loss) attributable to Civeo Corporation	(14,849)	167	(31,888)	(55,290)
Less: Dividends attributable to Class A preferred shares	461	48,488	920	48,488
Net loss attributable to Civeo common shareholders	$(15,310)	$(48,321)	$(32,808)	$(103,778)

Net loss per share attributable to Civeo Corporation common shareholders:
Basic	$(0.09)	$(0.29)	$(0.20)	$(0.70)
Diluted	$(0.09)	$(0.29)	$(0.20)	$(0.70)

Weighted average number of common shares outstanding:
Basic	167,532	165,373	166,437	148,595
Diluted	167,532	165,373	166,437	148,595

CIVEO CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30, 2019	December 31, 2018
	(UNAUDITED)
Current assets:
Cash and cash equivalents	$13,459	$12,372
Accounts receivable, net	90,763	70,223
Inventories	4,421	4,313
Assets held for sale	8,228	10,297
Prepaid expenses and other current assets	13,691	10,592
Total current assets	130,562	107,797

Property, plant and equipment, net	636,038	658,905
Goodwill, net	121,674	114,207
Other intangible assets, net	108,962	119,409
Operating lease right-of-use assets	22,446	—
Other noncurrent assets	723	1,359
Total assets	$1,020,405	$1,001,677

Current liabilities:
Accounts payable	$30,796	$28,334
Accrued liabilities	14,691	15,956
Income taxes	562	310
Current portion of long-term debt	34,833	33,329
Deferred revenue	2,621	3,035
Other current liabilities	9,003	5,719
Total current liabilities	92,506	86,683

Long-term debt	368,247	342,908
Deferred income taxes	10,941	18,442
Operating lease liabilities	17,866	—
Other noncurrent liabilities	20,799	18,220
Total liabilities	510,359	466,253

Shareholders' equity:
Preferred shares	57,200	56,280
Common shares	—	—
Additional paid-in capital	1,567,162	1,562,133
Accumulated deficit	(744,058)	(710,551)
Treasury stock	(5,472)	(1,189)
Accumulated other comprehensive loss	(364,786)	(371,249)
Total Civeo Corporation shareholders' equity	510,046	535,424
Noncontrolling interest	—	—
Total shareholders' equity	510,046	535,424
Total liabilities and shareholders' equity	$1,020,405	$1,001,677

CIVEO CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Six Months Ended June 30,
	2019	2018

Cash flows from operating activities:
Net loss	$(31,888)	$(55,046)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	61,778	65,034
Impairment charges	5,546	28,661
Loss on extinguishment of debt	—	748
Deferred income tax benefit	(7,855)	(23,661)
Non-cash compensation charge	5,029	5,013
Gains on disposals of assets	(1,371)	(2,332)
Provision for loss on receivables, net of recoveries	(56)	(58)
Other, net	1,444	3,065
Changes in operating assets and liabilities:
Accounts receivable	(18,616)	10,661
Inventories	(3)	3,111
Accounts payable and accrued liabilities	135	(16,668)
Taxes payable	244	(1,250)
Other current and noncurrent assets and liabilities, net	(4,427)	(3,301)
Net cash flows provided by operating activities	9,960	13,977

Cash flows from investing activities:
Capital expenditures	(21,208)	(5,943)
Payments related to acquisitions, net of cash acquired	—	(185,200)
Proceeds from disposition of property, plant and equipment	4,448	3,438
Other, net	1,762	110
Net cash flows used in investing activities	(14,998)	(187,595)

Cash flows from financing activities:
Term loan repayments	(17,398)	(11,068)
Revolving credit borrowings (repayments), net	27,754	162,056
Debt issuance costs	—	(2,742)
Taxes paid on vested shares	(4,283)	(632)
Net cash flows provided by financing activities	6,073	147,614

Effect of exchange rate changes on cash	52	(1,857)
Net change in cash and cash equivalents	1,087	(27,861)

Cash and cash equivalents, beginning of period	12,372	32,647
Cash and cash equivalents, end of period	$13,459	$4,786

CIVEO CORPORATION
SEGMENT DATA
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenues
Canada	$78,102	$86,518	$144,872	$149,908
Australia	30,996	30,577	59,417	58,452
United States	13,055	13,082	26,414	23,321
Total revenues	$122,153	$130,177	$230,703	$231,681

EBITDA (1)
Canada	$16,306	$15,933	$26,479	$(4,093)
Australia	6,540	11,529	16,393	20,636
United States	2,586	1,982	5,382	1,244
Corporate and eliminations	(5,437)	(10,545)	(12,392)	(18,502)
Total EBITDA	$19,995	$18,899	$35,862	$(715)

Adjusted EBITDA (1)
Canada	$16,306	$17,580	$26,479	$26,483
Australia	13,010	11,529	22,863	20,636
United States	2,586	1,982	5,382	1,244
Corporate and eliminations	(5,437)	(6,581)	(12,392)	(13,840)
Total adjusted EBITDA	$26,465	$24,510	$42,332	$34,523

Operating income (loss)
Canada	$(5,761)	$(7,436)	$(17,356)	$(47,739)
Australia	(5,579)	(1,099)	(5,964)	(4,265)
United States	(1,356)	(1,832)	(2,317)	(5,096)
Corporate and eliminations	640	(5,134)	(4,312)	(10,916)
Total operating loss	$(12,056)	$(15,501)	$(29,949)	$(68,016)

(1) Please see Non-GAAP Reconciliation Schedule.

CIVEO CORPORATION
NON-GAAP RECONCILIATIONS
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

EBITDA (1)	$19,995	$18,899	$35,862	$(715)
Adjusted EBITDA (1)	$26,465	$24,510	$42,332	$34,523
Free Cash Flow (2)	$(7,919)	$8,612	$(6,800)	$11,472

(1)
The term EBITDA is defined as net income (loss) attributable to Civeo Corporation plus interest, taxes, depreciation and amortization. The term Adjusted EBITDA is defined as EBITDA adjusted to exclude impairment charges and certain costs associated with Civeo's acquisition of Noralta. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Civeo has included EBITDA and Adjusted EBITDA as supplemental disclosures because its management believes that EBITDA and Adjusted EBITDA provide useful information regarding its ability to service debt and to fund capital expenditures and provide investors a helpful measure for comparing the Civeo's operating performance with the performance of other companies that have different financing and capital structures or tax rates. Civeo uses EBITDA and Adjusted EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan.

The following table sets forth a reconciliation of EBITDA and Adjusted EBITDA to net loss attributable to Civeo Corporation, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in thousands) (unaudited):

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

Net income (loss) attributable to Civeo Corporation	$(14,849)	$167	$(31,888)	$(55,290)
Income tax benefit	(2,850)	(23,371)	(7,334)	(24,056)
Depreciation and amortization	30,996	34,270	61,778	65,034
Interest income	(22)	(18)	(49)	(76)
Loss on extinguishment of debt	—	748	—	748
Interest expense	6,720	7,103	13,355	12,925
EBITDA	$19,995	$18,899	$35,862	$(715)
Adjustments to EBITDA
Impairment expense (a)	5,546	—	5,546	28,661
Noralta transaction costs (b)	—	5,611	—	6,577
Australia ARO adjustment (c)	924	—	924	—
Adjusted EBITDA	$26,465	$24,510	$42,332	$34,523

(a)
Relates to asset impairments recorded in the second quarter 2019 and the first quarter 2018. In the second quarter 2019, we recorded a pre-tax loss related to the impairment of assets in Australia of $5.5 million ($5.5 million after-tax, or $0.03 per diluted share), which is included in Impairment expense on the unaudited statements of operations. This includes $1.0 million of impairment expense related to an error corrected in the second quarter 2019. During the second quarter of 2019, we identified a future liability related to an asset retirement obligation (ARO) at one of our villages in Australia that should have been recorded in 2011. We determined that the error was not material to our previously issued financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018, and therefore, corrected the error in the second quarter of 2019.

In the first quarter 2018, we recorded a pre-tax loss related to the impairment of assets in Canada of $28.7 million ($20.9 million after-tax, or $0.14 per diluted share), which is included in Impairment expense on the unaudited statements of operations.

(b)
Relates to costs incurred associated with Civeo's acquisition of Noralta. For the six month period ended June 30, 2018, the $6.6 million of costs ($5.9 million after-tax, or $0.04, per diluted shares), are reflected in the Canada ($1.9 million) and Corporate and eliminations ($4.7 million) reportable segments and are included in Costs of sales and services ($0.2 million) and Selling, general and administrative expenses ($6.4 million) on the unaudited statements of operations. During the second quarter 2018, the $5.6 million of costs ($5.0 million after-tax, or $0.03, per diluted share), are reflected in the Canada ($1.6 million) and Corporate and eliminations ($4.0 million) reportable segments and are included in Costs of sales and services ($0.2 million) and Selling, general and administrative expenses ($5.4 million) on the unaudited statements of operations.

(c)
As noted above, during the second quarter of 2019, we identified a future liability related to an ARO at one of our villages in Australia that should have been recorded in 2011. The correction included a $0.9 million ($0.9 million after-tax, or $0.01 per diluted share) adjustment, which is included in Cost of sales and services on the unaudited statements of operations. This amount represents the prior period impact of this correction.

(2)
The term Free Cash Flow is defined as net cash flows provided by operating activities less capital expenditures plus proceeds from asset sales. Free Cash Flow is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, Free Cash Flow may not be comparable to other similarly titled measures of other companies. Civeo has included Free Cash Flow as a supplemental disclosure because its management believes that Free Cash Flow provides useful information regarding the cash flow generating ability of its business relative to its capital expenditure and debt service obligations. Civeo uses Free Cash Flow to compare and to understand, manage, make operating decisions and evaluate Civeo's business. It is also used as a benchmark for the award of incentive compensation under its Free Cash Flow plan.

The following table sets forth a reconciliation of Free Cash Flow to Net Cash Flows Provided by Operating Activities, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in thousands) (unaudited):

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

Net Cash Flows Provided by Operating Activities	$3,619	$11,139	$9,960	$13,977
Capital expenditures, including capitalized interest	(11,529)	(3,247)	(21,208)	(5,943)
Proceeds from disposition of property, plant and equipment	(9)	720	4,448	3,438
Free Cash Flow	$(7,919)	$8,612	$(6,800)	$11,472

CIVEO CORPORATION
NON-GAAP RECONCILIATIONS - GUIDANCE
(in millions)
(unaudited)

	Three Months Ending September 30, 2019		Year Ending December 31, 2019
EBITDA Range (1)	$30.0	$33.5	$88.5	$94.5
Adjusted EBITDA Range (1)	$30.0	$33.5	$95.0	$101.0

(1)
The following table sets forth a reconciliation of estimated Adjusted EBITDA to estimated net loss, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in millions) (unaudited):

	Three Months Ending September 30, 2019		Year Ending December 31, 2019
	(estimated)		(estimated)

Net loss	$(5.5)	$(2.5)	$(51.2)	$(46.7)
Income tax provision (benefit)	(1.0)	(0.5)	(12.3)	(10.8)
Depreciation and amortization	30.0	30.0	125.0	125.0
Interest expense	6.5	6.5	27.0	27.0
EBITDA	$30.0	$33.5	$88.5	$94.5
Adjustments to EBITDA
Impairment expense	—	—	5.5	5.5
Australian ARO adjustment	—	—	0.9	0.9
Adjusted EBITDA	$30.0	$33.5	$95.0	$101.0

CIVEO CORPORATION
SUPPLEMENTAL QUARTERLY SEGMENT AND OPERATING DATA
(U.S. dollars in thousands, except for room counts and average daily rates)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

Supplemental Operating Data - Canadian Segment
Revenues
Accommodation revenue (1)	$66,183	$80,620	$123,835	$131,267
Mobile facility rental revenue (2)	1,819	2,107	2,600	9,901
Food and other services revenue (3)	9,086	3,716	17,423	7,455
Manufacturing revenue (4)	1,014	75	1,014	1,285
Total Canadian revenues	$78,102	$86,518	$144,872	$149,908

Costs
Accommodation cost	$45,145	$53,620	$87,763	$90,658
Mobile facility rental cost	2,027	2,200	2,676	9,604
Food and other services cost	8,466	3,479	16,301	6,697
Manufacturing cost	668	204	857	1,443
Indirect other cost	2,970	4,054	6,326	7,051
Total Canadian cost of sales and services	$59,276	$63,557	$113,923	$115,453

Average daily rates (5)	$89	$86	$91	$87

Billed rooms (6)	739,627	930,828	1,365,619	1,503,717

Canadian dollar to U.S. dollar	$0.748	$0.775	$0.750	$0.783

Supplemental Operating Data - Australian Segment
Accommodation revenue (1)	$30,996	$29,966	$59,417	$57,664
Food and other services revenue (3)	—	611	—	788
Total Australian revenues	$30,996	$30,577	$59,417	$58,452

Costs
Accommodation cost	$15,465	$14,237	$29,862	$28,743
Food and other services cost	—	497	—	660
Indirect other cost	590	615	1,192	1,279
Total Australian cost of sales and services	$16,055	$15,349	$31,054	$30,682

Average daily rates (5)	$74	$80	$74	$80

Billed rooms (6)	416,416	376,369	798,997	717,948

Australian dollar to U.S. dollar	$0.700	$0.757	$0.706	$0.771

(1)	Includes revenues related to lodge and village rooms and hospitality services for owned rooms for the periods presented.

(2)	Includes revenues related to mobile camps for the periods presented.

(3)	Includes revenues related to food service, laundry and water and wastewater treatment services for the periods presented.

(4)	Includes revenues related to modular construction and offshore manufacturing services for the periods presented.

(5)	Average daily rate is based on billed rooms and accommodation revenue.

(6)	Billed rooms represents total billed days for the periods presented.

CONTACT:

Frank C. Steininger
Civeo Corporation
Executive Vice President & Chief Financial Officer
713-510-2400

Jeffrey Spittel
FTI Consulting
713-353-5407